Exhibit 99.1



                              For Immediate Release



                                           Filed by Franklin Capital Corporation
                                  Subject Company - Franklin Capital Corporation
                           Pursuant to Rule 425 under the Securities Act of 1933
                                        and Deemed Filed Pursuant to Rule 14a-12
                                       under the Securities Exchange Act of 1934




          Franklin Capital Corporation and Change Technology Partners,
                               Inc. Agree to Merge

                  Combined Company Will Focus on Growing Existing Syndicated Radio Business and Acquiring Additional Radio and Media Properties






                  NEW YORK, N.Y.--November 15, 2001-- Michael Levitt joins Change Board of Directors.

                  Franklin Capital Corporation (AMEX:FKL), and Change Technology Partners, Inc. (OTC BB:CTPI) today announced that they have reached an agreement in principle to merge the two companies. It is anticipated that the combined company will have assets in excess of $20 million, which will be used to grow Franklin's recent acquisition of Winstar Radio Networks, Global Media and Winstar Radio Productions. These assets are now operating under the name Excelsior Radio Productions.

                  It is anticipated that Franklin stockholders will own approximately 20% and Change stockholders approximately 80% of the equity of the combined company. The parties anticipate entering into a definitive merger agreement prior to the end of November. The proposed merger will be subject to a number of conditions, including the approval of the shareholders of both


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companies. Franklin and Change hope to complete the merger prior to the end of
March 2002.

                  The merged company plans to use its combined assets to develop and acquire additional businesses in radio and related media fields. To that end, William Avery, Chief Executive Officer of Change Technology announced that Michael Levitt will be joining the Change board of directors and will remain with the combined company to assist management in executing its business strategy. Mr. Levitt recently left Hicks, Muse, Tate and Furst Incorporated where he had been a partner since 1996. At Hicks Muse, Mr. Levitt was responsible for originating, structuring and monitoring Hicks Muse's investments. Mr. Levitt was previously a director of Lear Channel Communications, Inc., and Chancellor Broadcasting Inc.

                  It is anticipated that Stephen L. Brown, Chairman of Franklin and Michael Gleason, Chairman of Change will be co-Chairmen of the combined company. It is also anticipated that William Avery, Chief Executive Officer and President of Change will assume those positions with the combined company and that Franklin's other senior management will remain with the company.

                  "This is a decisive move that accelerates our strategy and positions us to succeed by bringing capital into Franklin which we will use to build a vibrant company through acquisitions, joint ventures and internally generated efforts," said Stephen L. Brown, Franklin's Chairman.

                  "We have worked hard over the past few months to exit our e-services businesses and we now look forward to creating shareholder value by using our combined assets to develop and acquire businesses in radio and related media fields," stated William Avery, Change's CEO and President.

                  In connection with the proposed transaction, Franklin and Change intend to file relevant materials with the Securities and Exchange Commission, including a Registration Statement on Form S-4 that contains a prospectus and proxy solicitation statement. Because those documents will contain important information, Franklin and Change shareholders are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and Franklin and Change shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Franklin and Change. Such documents are not currently available.

                  Franklin and certain of its officers and directors and Change and certain of its officers and directors may be deemed to be participants in Franklin's and Change's solicitation of proxies from the holders of their common stock in connection with the proposed transaction. Information regarding the participants and their interest in the solicitation or proxies from the holders of Franklin or Change common stock in connection with the proposed transaction


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was filed pursuant to Rule 425 with the Securities and Exchange Commission on
November 15, 2001.

                  Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy solicitation statement if and when it becomes available.

                  This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

                  Certain statements contained in this communication including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", "expects", "will", "plans" and other words of similar import, constitute forward looking statements within the meaning of the Private Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual results of Franklin, Change or a combined Franklin and Change to differ materially from expectations. The factors that could cause actual results to differ materially, many of which are beyond the control of Franklin or Change include, but are not limited to, the following: (1) technological, engineering, manufacturing, quality control or other circumstances which could delay the sale or shipment of the Company's products; (2) economic, business, market and competitive industry conditions which could affect the Company's business; and (3) the Company's inability to protect its proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company.


                  Company Contact:                            Company Contact:
                  Franklin Capital Corporation                Change Technology
                  Spencer L. Brown                            Partners, Inc.
                  Senior Vice President                       William Avery
                  (212) 486-2323                              Chief Executive
                                                              Officer
                                                              (203) 661-4556











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